EXHIBIT 99.1

ASHFORD HOSPITALITY PRIME
Second Quarter 2016 Conference Call
August 4, 2016
10:00 a.m. CT

Introductory Comments - Marilynn Meek
Good day everyone and welcome to today's conference call to review results for Ashford Hospitality Prime for the second quarter of 2016 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Douglas Kessler, President; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company's earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 3, 2016 and may also be accessed through the Company's website at www.AHPREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning and thank you for joining us. Let me begin today’s call by saying that as you all are probably aware, recently Ashford Prime received a revised offer from The Weisman Group to acquire the Company for a net share price of $20.58. We believe that Weisman raised its bid as a direct consequence of the Company's earlier announcement that its initial bid was not adequate. The Ashford Prime Board has concluded that a sale of the Company at this level would be a great result for the shareholders and we’d like to pursue a transaction at that level or higher. Upon receiving the first offer from the Weisman group, the Board had instructed its financial advisor, Deutsche Bank to reach out to other potential bidders and as part of that process a data room is up and open, and we have signed non-disclosure agreements with other unrelated groups. I’d like to point out that during our recent review of strategic alternatives, we received indications of interest from several groups, but we did not sign NDAs or set up a data room as those indications were not at a level where the Board was interested in moving forward on a sale of the Company. This time is different. At a net price of $20.58 per share or higher, the Board finds that value attractive to shareholders and we asked our financial advisor to re-engage with prospective buyers. We are focused on this $20.58 net share price, because the Weisman’s have indicated that while their gross price is higher, they believe they can satisfy Ashford Inc. with a $70 million termination fee. Our discussions with the independent directors of Ashford Inc. have indicated otherwise, but we will take them up on their offer to address that matter directly with Ashford Inc.’s independents. Ashford Prime will just focus on the $20.58 net price and seek to improve it. We are concerned however that the Weisman Group still refuses to sign a standard non-disclosure agreement with either Ashford Prime or Ashford Inc. Other, well-known and well capitalized suitors signed NDAs weeks ago. This clearly shows that press reports about our NDA being too onerous or one-sided are patently false and appear to be attempts to denigrate our process for unknown reasons. In our experience, when groups are highly interested in completing a transaction, they want to move quickly through the NDA process to get access to non-public information - since receiving a financing commitment is typically unachievable otherwise, and that has not been the case with the Weisman Group. The Weisman Group has also incorrectly asserted that the termination fee on our advisory agreement is only calculated on the remaining 7 ½ years of the initial term of the contract but didn’t take into account that at the end of the term the termination fee would still be owed. Despite these concerns, the Company is willing to engage with the Weisman Group once an NDA is signed, and will continue to discuss a transaction with other potential bidders. In fact, we have instructed our counsel to complete a merger agreement and be ready to distribute it to potential buyers, including the Weisman Group, at the appropriate time.

On the topic of a potential transaction, I’d like to add that at this time, The Board of Ashford Inc. has not expressed any interest in buying Ashford Prime. It is also my understanding that the board of Ashford Inc. would not have an interest in keeping its advisory agreement with Prime in place upon a privatization of Prime and would instead exercise its right to terminate the agreement upon a change of control transaction. Any ultimate decision by Ashford Inc. on the advisory agreement would be decided upon by a special committee of Ashford Inc. which has been formed, is comprised of independent directors, and has retained counsel for a potential transaction.

Given our active process for a possible sale of the entire Company, the Board is working to harmonize the sale of the other three hotels currently listed for sale that were mentioned at the conclusion of our strategic alternatives review with the larger dialogue for a sale of the Company. Throughout this process, we also will continue to manage the business for long term shareholder value creation - whether that includes a sale today, or a long term hold. At the net price proposed in the Weisman bid, we think a sale today is warranted.

Now back to the quarterly results. Prime’s RevPAR grew 1.6% for the quarter, and we were able to achieve Hotel EBITDA margin gains of 71 basis points and Hotel EBITDA flow-through of 125%. This margin improvement and flow-through on 1.6% RevPAR growth is a great result and helped drive a 13% increase in Adjusted EBITDA for the quarter. Our two most recent acquisitions, the Bardessono Hotel in Napa Valley and the Ritz-Carlton St. Thomas, continue to produce solid bottom-line operating performance.

Our management team’s sole focus is to maximize shareholder value and deliver superior total shareholder returns for our investors. With our industry-leading insider ownership, which currently stands at 17% versus a peer average of 2%, we are highly incentivized to outperform and highly aligned with our shareholders. We also have an advisory agreement with Ashford Inc. that creates further alignment through its fee structure by incentivizing this management team to create value and outperform its peers. I believe these factors create a structure that makes us more aligned than most internally managed companies, and our outperformance in 2015 and more recently in 2016 is evidence of that.

This focus on maximizing shareholder value is what led us to undergo a strategic review process that culminated in April when we announced a list of initiatives designed to enhance value for our shareholders. To date, we are making meaningful progress on these initiatives. In early July, we closed on the sale of the Courtyard Seattle at a very attractive valuation for our shareholders. We have liquidated our investment in the investment fund, and since the announcement of the $50 million share repurchase program, we have repurchased approximately 2.9 million shares for an aggregate value of $39 million. This represents approximately 10% of our outstanding common stock prior to the recent initiation of the repurchase program. We also increased the quarterly common dividend by 20%.

While we have been pleased with the progress we are making on our strategic initiatives, we are also announcing that we are moving forward on several governance enhancements based upon direct feedback from you, our investors and Institutional Shareholder Services. The governance committee and Board in consultation with MacKenzie Partners, ISS Corporate Solutions, and outside counsel, have approved several shareholder friendly policies including but not limited to the following: 1) Adopting a majority voting standard for the election of directors, 2) Providing proxy access to shareholders, 3) Prohibiting share recycling in the Company’s stock plan, 4) Adopting mandatory equity award retention periods for Officers and Directors, and 5) Separating the role of the Chairman and CEO. The Board will continue to work on other changes to our advisory agreement with Ashford Inc. that involve some of the main concerns we have heard from shareholders including the size of the termination fee, change of control provisions, and the designated CEO; however, no assurances can be given that progress will be made on these fronts. Through these discussions, the Board will have to balance any potential benefits to our shareholders with the potential costs and shareholders must know that Ashford Inc., in its mind, must receive as much as it gets for these concessions. I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review - Deric Eubanks

Thanks Monty.

For the second quarter of 2016 Prime reported AFFO per diluted share of $0.60 compared with $0.62 a year ago.

Adjusted EBITDA totaled $33.0 million reflecting a 13% growth rate over the prior year.

At quarter's end, Prime had total assets of $1.3 billion. It had $836 million of mortgage debt, of which $49 million related to its joint venture partner’s share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Prime's total combined debt had a blended average interest rate of 4.7% and is currently 49% fixed rate and 51% floating rate, all of which have interest rate caps in place. Prime ended the quarter with net working capital of $144 million.

As of June 30, 2016 the Prime portfolio consisted of 12 hotels with 3,717 net rooms.

Prime's share count currently stands at 30.4 million fully diluted shares outstanding, which is comprised of 25.6 million shares of common stock and 4.8 million OP units. In Prime's financial results we include approximately 3.8 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a second quarter 2016 cash dividend of $0.12 per share or $0.48 per share on an annualized basis. The adoption of a dividend policy does not commit the Company to declare future dividends. The Board will continue to review its dividend policy on a quarter-to-quarter basis.

This concludes our financial review. I'd now like to turn it over to Jeremy, to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.
As Monty mentioned, RevPAR for our portfolio grew by 1.6% in the second quarter with the Renaissance Tampa growing RevPAR by 13.5% while the Seattle Marriott Waterfront grew RevPAR 7.1%, which outperformed the Seattle market by 510 basis points. EBITDA flow-through for the quarter was an impressive 125% with EBITDA margin growth of 71 basis points. Total portfolio occupancies for both the group and business transient segments increased during the second quarter, a positive indicator for our markets.
I would like to highlight the exceptional performance our asset management team has done at a couple of our hotels. First, at the Ritz Carlton St. Thomas, shortly after we closed on this acquisition in December 2015, reports of the Zika virus in the Caribbean began to attract headlines and, on January 15, the CDC issued a travel alert for parts of the Caribbean that included the US Virgin Islands. Our team responded quickly and proactively to mitigate the risks associated with this and despite RevPAR being down for both the first and second quarters, the property experienced EBITDA and market share growth during those periods. Specifically, while RevPAR was down 6.3% in the second quarter, EBITDA was up 14.3% and EBITDA margin grew 280 basis points. In addition, the property outperformed its competitive set in RevPAR growth by 750 basis points. This is a good example of how our asset management team can work alongside brand managed hotels to enhance operational results.
Next, at the Bardessono Hotel in Yountville, California, which Prime acquired in the third quarter of 2015 and which our affiliated property manager, Remington, manages, we drove strong performance in the second quarter due to a number of value-add asset management initiatives. First, during the quarter, RevPAR for the Bardessono grew 8.1% due to improved revenue management that enabled increases in transient room nights, occupancy, and rate. The resulting higher ratio of room revenue to total revenue led to greater profitability. Second, EBITDA flow-through was 308% as a result of a collaborative effort by both Ashford and Remington on identifying and implementing targeted cost reductions at the property. The benefits of this collaboration with Remington were further evidenced by achieving EBITDA flow-through during the second quarter of 335% at the Pier House Resort. In fact, in total, the Remington-managed portion of the Prime portfolio achieved 314% EBITDA flow-through for the quarter and 550% EBITDA flow-through year to date.
At the corporate level, our team is also focused on finding ways to reduce our costs of doing business. For example, we recently renewed our property insurance policy and reduced our property insurance premiums, on a comparable basis, by 11% compared to the previous policy year which contributed to a cumulative decrease of over 30% for the last 3 years. This is an excellent example of the tangible benefits of our structure and of being a part of the larger Ashford group of companies. Also, during the second quarter, our team was successful in reducing property tax assessments at both the Sofitel Chicago and Capital Hilton creating tax savings of approximately $500,000.
I will now hand the call over to Douglas
Capital Market Strategies - Douglas Kessler

Thank you Jeremy

As Monty mentioned, as part of the initiatives that resulted from our strategic review process, we announced in April that we were commencing a sales process for up to four assets that do not have the RevPAR level and product quality consistent with Prime’s long-term vision of investing in luxury assets in gateway and resort markets. We quickly had the Courtyard Downtown Seattle under contract to sell at a very attractive valuation and on July 1st we completed that sale. We realized approximately $15 million in net proceeds from the sale and after the paydown of additional debt to reduce the loan balance on the remaining loan pool. The removal of this hotel, with a trailing 12-month RevPAR of $157, from the overall portfolio, which had a trailing 12-month RevPAR of $200, will increase the average RevPAR of the remaining portfolio. Additionally, the transaction will improve the Company’s leverage ratio.

As Monty also mentioned, we are focused on harmonizing the potential sale of the other three hotels that we have listed for sale with the potential sale of the entire portfolio to ensure that we are maximizing value for our shareholders.
Lastly, during the quarter we also completed a small public offering of the Series B Convertible Preferred Stock which was part of our prior obligation related to the initial private placement that occurred back in June 2015.
That concludes our prepared remarks and we will now open it up for your questions.

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